EXHIBIT 2.1
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                       CONTRACT FOR SALE AND PURCHASE


      THIS CONTRACT FOR SALE AND PURCHASE is made and entered into this 27th day of May, 1997 (the "Effective Date"), by and between HEATHROW DEVELOPMENT ASSOCIATES, LTD., a Florida limited partnership, whose address is 1275 Lake Heathrow Lane, Heathrow, Florida 32746 (hereinafter referred to as "Seller") and ROLIHO, INC., a Florida corporation, whose address is 643 Cricklewood Terrace, Heathrow, Florida 32746 (hereinafter referred to as "Buyer");


                            W I T N E S S E T H:

      WHEREAS, the Seller is the record owner of fee simple title to certain real property situate in Seminole Florida, more particularly described on Exhibit "A" attached hereto; and

      WHEREAS, there is located upon said real property certain improvements in the form of a multi-tenant office and retail shopping center, generally known and referred to as "Market Square;" and

      WHEREAS, the Seller is desirous of selling and conveying said real property and improvements to Buyer and Buyer is desirous of purchasing the same from Seller;

      NOW THEREFORE, for and in consideration of the premises hereof, the sums of money to be paid hereunder, the mutual covenants herein contained, and for other good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do covenant, stipulate and agree as follows, to wit:

      1. Description of Property. The property which is to be sold and conveyed by Seller and purchased and accepted by Buyer pursuant to this Contract (all of which shall hereinafter be referred to as the "Subject Property") shall consist of the following, to wit:

            A. That certain real property situate in Seminole County, Florida described with particularity on Exhibit "A" attached hereto, together with all tenements, hereditaments, rights, privileges and easements thereunto belonging (hereinafter together referred to as the "Land"); and

            B. All buildings, structures and other improvements located, constructed and installed upon the Land in the form of a multi-tenant office and retail shopping center together with appurtenances thereto, including, without limitation, paved parking areas and various drainage and utility structures and improvements (hereinafter together referred to as the "Improvements"); and






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            C.    All fixtures, equipment and other items of personal
property belonging to Seller which were installed in, affixed to and placed upon the Land as of the date hereof, and within the Improvements which are used or useful, directly or indirectly, in connection with the potential operation of the Land and Improvements (hereinafter together referred to as the "Personalty); and

            D. All right, title, interest and obligations of Seller in and to the tenant leases (the "Tenant Leases") in effect at the time of closing;

            E. All right, title, interest and obligations of Seller in and to service and maintenance contracts (including, without limitation, any termite bond) (the "Service Contracts") in existence at the time of closing;

            F. All right, title and interest of Seller, if any, in and to the trade name "Market Square," together with all logos and other identification signs or symbols, if any, associated or used in connection with such name (hereinafter referred to as the "Name").

            G. All existing plans, specifications and plans for retrofitting, if any, pertaining to the Subject Property.

      2. Agreement to Sell and Purchase. Seller hereby agrees to sell and convey and Buyer hereby agrees to purchase and accept the Subject Property upon the terms and subject to the conditions set forth in this Contract.

      3. Purchase Price and Method of Payment. Subject to credits, adjustments and prorations for which provisions are hereinafter made in this Contract, the total purchase price for the Subject Property to be paid by Buyer and received and accepted by Seller is Five Million One Hundred Thousand and No/100 Dollars ($5,100,000.00), which purchase price shall be paid by Buyer to Seller in the manner and at the times following, to wit:

            A. The sum of One Hundred Thousand ($100,000.00) shall be deposited by Buyer within three (3) days of the Effective Date hereof with Greenspoon, Marder, Hirschfeld, Rafkin, Ross & Berger, P.A., 135 West Central Boulevard, Suite 1100, Orlando, Florida 32801 (hereinafter sometimes referred to as "Escrow Agent") as an earnest money deposit (hereinafter referred to as the "Earnest Money Deposit") which sum shall be held by Escrow Agent, in escrow, however, subject to disbursement in accordance with the terms and provisions of this Contract. Provided that Buyer furnishes Escrow Agent with Buyer's U.S. Taxpayer Identification Number (TIN) as hereinafter provided, the Earnest Money Deposit shall be held by



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      Escrow Agent in an interest bearing money market savings account and interest earned thereon shall be reported under Buyer's U.S. Taxpayer Identification Number 59-2846295. Except as otherwise provided in Paragraphs 17 and 22 of this Contract, the Earnest Money Deposit shall be credited to and considered as payment of part of the total purchase price for the Subject Property at the time of and upon consummation of the closing hereunder, at which time the interest earned thereon shall be delivered to Buyer.

            B. The balance of the total purchase price, to wit: Five Million And No/100 Dollars ($5,000,000.00) or such greater or lesser amount as may be necessary to complete the payment of the total purchase price after credits, adjustments and prorations, shall be paid to Seller by Buyer in cash or by federal funds wire transfer at the time of closing.

      4. Title. Within ten (10) days after the Effective Date, Seller shall deliver to Buyer an original Commitment for Title Insurance issued by the Chicago Title Insurance Company, committing to insure Buyer as purchaser of the Subject Property in the amount of the purchase price therefor (hereinafter referred to as the "Commitment"), evidencing that fee simple title to the Land and Improvements is vested in Seller free and clear of all liens, encumbrances, exceptions or qualifications whatsoever except for those exceptions listed and described on Schedule B-II attached thereto (hereinafter referred to as the "Permitted Exceptions") and those exceptions which are to be discharged by Seller at or before the closing hereunder, and also evidencing that, upon the execution, delivery and recordation of the Special Warranty Deed to be delivered by Seller to Buyer pursuant to the provisions of Paragraph 6 of this Contract, Buyer shall acquire fee simple title to the Land and Improvements subject only to the Permitted Exceptions. Copies of the documents constituting Permitted Exceptions shall accompany delivery of the title insurance commitment and during the ten (10) days following the delivery of the Commitment to the Buyer, the Buyer shall determine whether Buyer is willing to accept title to and acquire the Subject Property from Seller subject to the Permitted Exceptions. In the event that Buyer shall determine that any one or more of the Permitted Exceptions are unacceptable to Buyer, in its sole discretion, Buyer shall notify the Seller of Buyer's objection. Seller shall determine whether Seller will attempt to remove the exception and if Seller determines that it is either unwilling or unable to remove the exception, Seller shall notify Buyer in writing within ten (10) days of Seller's receipt of Buyer's objection. In such event, Buyer shall be entitled to terminate this Contract by delivering written notice thereof to Seller within ten (10) days after Seller notifies Buyer that it is unwilling or unable to remove the exception. In the event Buyer shall not object to any matter of title within ten (10) days after delivery of the Commitment to Buyer, then and in such event Buyer shall be deemed to have approved the Permitted Exceptions and to have agreed to accept title to and acquire the Subject Property from Seller subject to the Permitted Exceptions.

      5..   Survey.  Concurrent with the delivery of the title insurance commitment, Seller shall provide to Buyer an original, sealed as-built survey dated May 31, 1996, of the Land and Improvements and Buyer shall have a period concurrent with review of title to object to matters disclosed by the survey. In the event Buyer shall make no objection within such period, then and in such event Buyer shall be deemed to have agreed to accept title to and acquire the Subject Property from Seller subject to any matters disclosed by such survey.



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      6.    Conveyance of Land and Improvements.  At the time of closing hereunder, Seller agrees to convey title to the Land and Improvements to Buyer by Special Warranty Deed free and clear of all liens, encumbrances and exceptions whatsoever, save and except only for the Permitted
Exceptions.

      7. Conveyance of Personalty. At the time of closing hereunder Seller agrees to convey title to all of the Personalty to Buyer by Bill of Sale free and clear of any security interests, liens or encumbrances.

      8. Conveyance of Name. At the time of closing hereunder, Seller agrees to assign to Buyer all of Seller's right, title and interest, if any, in and to the Name.

      9. Conveyance and Transfer of Tenant Leases. At the time of closing hereunder, Seller agrees to assign to Buyer all of Seller's right, title and interest under the Tenant Leases to Buyer by written assignment. Such written assignment shall require Buyer to assume Seller's obligations contained in all such leases thereunder. During the Inspection Period, Seller shall cooperate with Buyer to obtain estoppel letters in the form set forth in Exhibit "B" attached hereto from the tenants of the Subject Property.

      10. Transfer and Assumption of Service, Furniture, Fixture and Equipment Lease Contracts. At the time of closing hereunder, Buyer agrees to execute a written assumption of the then existing contracts whereby Seller has obtained services or is leasing furniture, fixtures or equipment in current use on the Premises which will be assigned by Seller to Buyer, and Seller shall provide by affidavit, at closing, notice that no defaults exist under the terms of any agreement or contract which affects title to any service, furniture, fixture and equipment lease contracts which Buyer shall assume at closing. The foregoing notwithstanding, the Buyer acknowledges that the Seller s obligations under that certain Master Lease Agreement No. 9211FLG470 dated as of November 17, 1992 (the "Master Lease Agreement"), between American Finance Group, as Lessor, and Seller, as Lessee, and under that certain Master Rental Schedule dated as of December 4, 1992, to the Master Lease Agreement, are in default. Buyer shall assume the Master Lease Agreement and agrees to pay the entirety of the obligation thereunder at closing.

      11. Closing. The sale and purchase transaction contemplated in this Contract shall be closed, the purchase price paid aforesaid Special Warranty Deed, Bill of Sale and other closing documents reasonably required by either party shall be executed and delivered on July 15, 1997. The closing shall take place on the specified closing date at 10:00 o'clock A.M. in the offices of Giles & Robinson, P.A., 390 North Orange Avenue, Suite 800, Orlando, Florida 32801, or at such other time and place as shall be mutually agreed upon between Buyer and Seller.

      12. Closing Costs. The Buyer shall pay for state documentary stamps required to be affixed to the Special Warranty Deed, the premium for the owner's title insurance policy to be issued pursuant to the Commitment,



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the cost of the title search necessary to issue the Commitment and the cost of recording any corrective instruments required pursuant to the Commitment. The Buyer shall also pay the cost of recording of said Special Warranty Deed and other instruments of conveyance, if any. Each of the respective parties shall bear its own attorneys' fees.

      13. Possession. Possession of the Subject Property, including all keys and other items to be transferred by Seller to Buyer pursuant to this Contact, shall be delivered by Seller to Buyer at the time of closing hereunder. Prior to closing and the delivery of possession as aforesaid, Seller shall remain the owner of the Subject Property and shall bear the risk of all loss of whatever nature, except as hereinafter provided in Paragraph 17 hereof with respect to loss occasioned as a result of Buyer's inspections and investigations of the Subject Property.

      14. Prorations and Adjustments of Items Relating to Operation of the Subject Property. The following adjustments will be made at the closing:

            a.    Collected and uncollected rents and revenues from Tenant
Leases;

            b. Sundry deposits made to suppliers and service providers, if transferable;

            c. All prepaid rents and all security deposits held in accordance with the terms of the Tenant Leases; and

            d.    All rents and charges payable under the Service
Contracts.

      Unless otherwise provided, all apportionments provided for in this agreement shall be made as of the close of business of the day preceding the closing. Payment of the net figure resulting from such adjustment shall be made by the Buyer to the Seller at the closing. A final closing adjustment shall be made within thirty (30) days after the closing, and to the extent that any additional payment or repayment is indicated on such final closing adjustment, such payment or repayment shall be made within five (5) days after such final adjustment shall have been made and the statement for same shall have been rendered.

      15. Items Not To Be Adjusted. Telephone, electricity, gas, and water charges will not be adjusted. The Seller will arrange for the making of collections or rendition of final bills by the public utility companies involved as of the adjustment date, and the Seller will pay such bills as and when rendered.

      16. Ad Valorem Real Estate Tax Prorations. Ad valorem real and personal property taxes for the year of closing shall be prorated as of the date of closing. If, however, the amount of such taxes for the year of closing cannot be ascertained, the rates, millages and assessed valuations



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for the previous year, with known changes and utilizing full discounts, shall be used as an estimate, and tax prorations based on such estimate shall be readjusted when the actual tax bills for the year of sale are received at the request of either party. All ordinary operating expenses, if any, for the month of closing, as that term applies in generally accepted accounting principles, and exclusive of capital expenditures and extraordinary expenses, shall be prorated as of the date of closing; provided, however, that Buyer will provide its own insurance and Seller shall bear all insurance costs up to date of closing and all costs of cancellation.

      17. Investigations and Inspections of Subject Property. Buyer and its architects, engineers and other agents shall have a period of thirty
(30) days following the execution of this Contract (herein referred to as the "Inspection Period") within which to undertake such physical inspections and other investigations of and concerning the Subject Property as may be necessary in order to evaluate the physical characteristics of the Subject Property, the quality of its construction and its ability to comply with all applicable building, zoning, environmental and other codes, ordinances, statutes, rules and regulations affecting the same, as well as such other matters as shall be deemed by Buyer to be necessary in order for Buyer to evaluate the Subject Property and determine the feasibility of Buyer's purchase of the same, including, without limitation, those matters related to the title to the Subject Property as provided in Paragraph 4 hereof, and those matters disclosed by any survey of the Subject Property obtained by Buyer as provided in Paragraph 5 hereof. For such purpose, Seller hereby grants to Buyer and its agents or assigns full right of entry upon the Subject Property and any part thereof during the Inspection Period for the purpose of undertaking such inspections and investigations. It is expressly provided, however, that Buyer and any agent or assignee of Buyer who shall enter upon the Subject Property pursuant to such right of entry shall, as a condition to the exercise thereof, be deemed to have agreed, and does hereby agree, to indemnify and save and hold Seller harmless from and against any and all loss, damage, cost, expense, liability or responsibility whatsoever (including, without limitation, reasonable attorneys' fees) which may be occasioned, directly or indirectly, by reason of the exercise of such right of entry upon the Subject Property, and that such indemnification shall expressly survive both the termination of this Contract and the closing of the sale and purchase of the Subject Property contemplated by this Contract. It is also expressly agreed by Buyer that in no event shall Buyer be entitled or permitted to pre-market or pre-lease the Subject Property, erect any signage, perform any construction or alteration on or about the Subject Property, or engage in any other similar activities on or about the Subject Property relating to the marketing or operation of the Subject Property by Buyer during the Inspection Period or at any time prior to the closing hereunder, and Buyer does hereby agree to indemnify and save and hold Seller harmless from and against any and all loss, damage, cost, expense, liability or responsibility whatsoever (including, without limitation, reasonable attorneys' fees) which may be occasioned, directly or indirectly, by reason of the occurrence of any such activities, which indemnification shall expressly survive the termination of this Contract and the closing of the sale and purchase of the Subject Property contemplated by this Contract.

            Within ten (10) days of the Effective Date, Seller shall deliver to Buyer any copies of title policies, environmental reports, correspondence relating to any environmental matters, current rent roll,



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status of tenant's deposits, copies of any outstanding obligations or liabilities, copies of 1996 financial statements for Goodings Supermarket, copies of service contracts, tenant leases, furniture, fixture and equipment leases and any other agreements in Seller's possession relating to the Property.

      18. Unacceptability of Inspections. In the event that the results of the inspections, investigations, reviews and feasibility studies to which reference is hereinabove made in Paragraphs 4, 5 and 17 are, in Buyer's sole opinion and within Buyer's sole discretion, unacceptable to Buyer for any reason whatsoever, and Buyer (i) so notifies Seller of the fact on or before the expiration of the Inspection Period provided in Paragraph 17 hereof and (ii) delivers to Seller any reports, materials, plans, surveys, documents and other instruments which Buyer may have obtained (from Seller or any other party) to facilitate Buyer's investigations, then, at Buyer's option and upon Buyer's request, the Earnest Money Deposit lodged by Buyer with Escrow Agent hereunder, together with all interest earned thereon, shall be returned to Buyer and, upon the return thereof as so requested this Contract shall forthwith and thereupon be terminated, become null and void, and be of no further force and effect and all parties hereto shall thereupon be relieved and absolved of any further liabilities or obligations whatsoever to each other hereunder, except with respect to those liabilities or obligations hereunder which are expressly intended to survive the termination of this Contract. The failure of the Buyer to notify Seller of the unacceptability of any such inspections, investigations, reviews and feasibility studies prior to the expiration of the Inspection Period shall constitute a waiver of Buyer's right to terminate this Contract on account thereof, in which event the Earnest Money Deposit shall be and become non-refundable to Buyer, except in the event of a default hereunder by Seller.

      19. Operation of the Subject Property Prior to Closing. Between the date of this Contract and the date of the Closing, the Seller shall operate the Subject Property in a manner consistent with the leasing and management standards heretofore maintained. Seller shall disclose to Buyer any new or renewal tenant leases or service contracts which Seller shall enter into during the Inspection Period. Subsequent to the termination of the Inspection Period, Seller shall not enter into any additional tenant leases or service contracts (which would extend after the Closing) without the express written consent of the Buyer.

      20. Representations and Warranties of Seller. Seller represents to the Buyer and warrants (which warranties shall survive the closing hereunder) the following, to wit:

            A. That Seller has, and at the time of closing will have, good, marketable and insurable fee simple title to the Land and Improvements, free and clear of any and all liens, charges and encumbrances of any kind or nature except for the Permitted Exceptions herein specified.

            B. That Seller has, and at the time of closing will have, full power and legal right and authority to enter into and perform its obligations under this Contract and the consummation of the sale



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      and purchase transaction contemplated herein will not result in the breach or constitute a default under any agreement or instrument to which Seller is bound in such manner as to affect Seller's ability to sell and convey or Buyer's ability to purchase the Subject Property as contemplated herein.

With the express exception of those warranties and representations hereinabove described in Subparagraphs A and B of this Paragraph 20, Seller makes absolutely no warranties or representations to Buyer whatsoever regarding the Land, Improvements and Personalty, or the condition or quality thereof, or the fitness thereof for the purposes intended by Buyer or for any other purpose or purposes whatsoever; it being expressly intended and agreed by Seller and Buyer that Buyer shall inspect and investigate all such matters as Buyer may require during the Inspection Period provided in Paragraph 17 hereof in order for Buyer to determine whether the Land and Personalty are acceptable to Buyer. Buyer acknowledges that Seller has not investigated and does not warrant or represent to Buyer that the Land and Improvements and Personalty are fit for the purposes intended by Buyer or for any other purpose or purposes whatsoever, and Buyer acknowledges that the Land and Personalty are to be conveyed to Buyer in their existing condition, i.e., "as-is," on and as of the closing date. Buyer acknowledges that it shall be solely responsible for any and all actions, permits, approvals and costs required for the development, construction, use, occupancy and operation of the Subject Property in accordance with applicable governmental requirements, including, without limitation, all road and other impact fees, if any, which may be due or payable to applicable governmental authorities. Buyer agrees that, by closing the purchase and sale of the Subject Property, Buyer warrants and represents that Buyer has examined and approved all things concerning the Subject Property which Buyer deems material to Buyer's purchase and the use of the Subject Property including, but not limited to, topography, geology, condition of the soil, condition of title to the Subject Property, condition of the Subject Property, dimensions, availability and capacity of utilities and sanitary facilities (including, without limitation, water and sewer connections), any restrictions related to the development of the Subject Property, suitability for and feasibility of intended and any other use, zoning, the applicability of any governmental requirements including, but not limited to, environmental requirements, any applicable governmental plans and the availability of permits, approvals and other entitlements from governmental authorities having jurisdiction over Seller, Buyer or the Subject Property (the "Authorities"). Buyer acknowledges and agrees that: (a) Buyer is purchasing the Subject Property "as-is" as of the closing date and based on Buyer's own inspection, investigation and evaluation; (b) neither Seller nor any agent of Seller has made any representation or warranty, express or implied, concerning the Subject Property or which have induced Buyer to execute this Contract except as contained in this Contract; and (c) any other representations and warranties are expressly disclaimed by Seller. Without limiting the generality of the foregoing, Buyer agrees that Seller shall not have any liability, obligation or responsibility of any kind with regard to: (a) the content or accuracy of any study, survey, report, opinion or conclusion of any engineer or other person or entity who has investigated or examined the Subject Property; (b) the availability of permits, approvals or entitlements for the Subject Property from any Authority; (c) the capacity or availability of sewer, water or other utility connections to the Subject Property; or (d) the content or accuracy



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of any material reviewed by Buyer with respect to the Subject Property including, without limitation, the files and records of Seller.

      21. Conditions Precedent to Closing. Buyer's obligation to close the sale and purchase transaction contemplated in this Contract shall be and is expressly conditioned upon the occurrence or satisfaction of the following events, conditions and requirements, to wit:

            A. That at the time of closing hereunder all warranties of the Seller described in Subparagraphs A and B of Paragraph 20 hereof shall be true and correct and there shall have been no breach or breaches of the same by Seller and that all obligations of Seller provided in this Contract shall have been fully performed by Seller or shall have occurred or shall have been waived by Buyer in writing.

            B. That at the time of closing, (i) the Subject Property shall be undamaged by fire, flood, windstorm or other casualty or catastrophe, or (ii) if so damaged, adequate insurance proceeds or other funds are available for the restoration thereof and Seller shall be required and hereby agrees to assign and/or deliver the same to Buyer at closing for such purpose.

      22. Default. In the event Buyer fails to perform any of the covenants of this Contract on its part to be performed within the time or times specified herein, the Earnest Money Deposit, together with all interest earned thereon, shall be paid to Seller as liquidated damages and as Seller's sole remedy for any breach of this Contract by Buyer, it being agreed that (i) the Earnest Money Deposit and any interest earned thereon if received in a timely fashion is a reasonable estimate of and bears a reasonable relationship to the damages that would be suffered and costs incurred by Seller as a result of having withdrawn the Property from sale and the failure of closing to occur due to a default of Buyer under this Contract; (ii) the actual damages suffered and costs incurred by Seller as a result of such withdrawal and failure to close due to a default of Buyer under this Contract would be extremely difficult and impractical to determine; (iii) Buyer seeks to limit its liability under this Contract to the amount of the Earnest Money Deposit and any interest earned thereon if this Contract is terminated and the transaction contemplated by this Contract does not close due to a default of Buyer under this Contract; and
(iv) such amount shall be and constitute valid liquidated damages. If the Seller fails to perform any of the covenants of this Contract on its part to be performed, the Earnest Money Deposit, together with all interest earned thereon, shall be returned to Buyer on demand and Buyer shall be entitled to institute suit against Seller for any damages resulting from the breach of this Contract by Seller, or for specific performance of this Contract.

      23. Assignability. Seller agrees that this Contract shall not be assignable by Buyer without prior written consent on the part of Seller, which may be granted or withheld in the sole and absolute discretion of Seller. The foregoing notwithstanding, Buyer may assign this Contract to



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any affiliate of Buyer.  As used herein, "affiliate" shall mean a corporation, partnership, limited liability corporation or partnership or other legal entity which is controlled by Buyer or by parties which hold a majority of the controlling interest in Buyer.

      24. Litigation and Attorneys' Fees. In the event it shall be necessary for either party to this Contract to bring suit to enforce any provision hereof or for damages on account of any breach of this Contract or of any warranty, covenant, condition, requirement or obligation contained herein, the prevailing party in any such litigation, including appeals, shall be entitled to recover from the other party, in addition to any damages or other relief granted as a result of such litigation, all costs and expenses of such litigation and a reasonable attorneys' fee as fixed by the Court.

      25. Survival of Provisions. The provisions of this Contract shall not survive the closing hereunder except as expressly provided elsewhere in this Contract.

      26. Time of Essence. It is expressly agreed by both the Seller and Buyer that time is of the essence of this Contract and in the performance of all conditions, covenants, requirements, obligations and warranties to be performed or satisfied by the parties hereto. Waiver of performance or satisfaction of timely performance or satisfaction of any condition, covenant, requirement, obligation or warranty by one party shall not be deemed to be a wavier of the performance or satisfaction of any other condition, covenant, requirement, obligation or warranty unless specifically consented to in writing.

      27. Notices. Any notice or other communication permitted or required to be given hereunder by one party to the other shall be in writing and shall be delivered or mailed, by registered or certified United Sates Mail, postage prepaid, return receipt requested, or by facsimile or telecopy transmission, with acknowledgment of receipt upon transmission, to the party entitled or required to receive the same, as follows:

      TO SELLER:        HEATHROW DEVELOPMENT ASSOCIATES, LTD.
                              1275 Lake Heathrow Lane
                              Heathrow, Florida  32746
                              Attn: M. Edward Hill
                              Phone: 407 333 1000
                              Fax:  407 333 2945

      with a copy to:   Harold L. Downing, Esquire
                              GILES & ROBINSON, P.A.
                              Suite 800
                              390 North Orange Avenue
                              Orlando, Florida  32801
                              Phone:  407 425 3591
                              Fax:  407 422 7463



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      TO BUYER:         ROLIHO, INC.
                              643 Cricklewood Terrace
                              Heathrow, Florida 32746
                              Attn:  Mr. Robert L. Horian
                              Phone: 407 333 1900
                              Fax:  407 333 1919

      with a copy to:   N. Dwayne Gray, Jr., Esquire
                              GREENSPOON, MARDER, HIRSCHFELD, RAFKIN,
                              ROSS & BERGER, P.A.
                              135 West Central Blvd., Suite 1100
                              Orlando, Florida 32801
                              Phone:  407 425 6559
                              Fax: 407 422 6583
      TO ESCROW
      AGENT:            GREENSPOON, MARDER, HIRSCHFELD, RAFKIN,
                          ROSS & BERGER, P.A.
                              135 West Central Blvd., Suite 1100
                              Orlando, Florida 32801
                              Attn: N. Dwayne Gray, Jr., Esquire
                              Phone:  407 425 6559
                              Fax: (407) 422-6583

Any notice to Seller hereunder shall not be effective unless and until a copy thereof has also been delivered, mailed or telecopied, in accordance with the foregoing requirements, to Escrow Agent at the address set forth above.

      28. Governing Law and Binding Effect. This Contract and the interpretation and enforcement of the same shall be governed by and construed in accordance with the laws of the State of Florida and shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto as well as their respective heirs, personal representatives, successors and assigns.

      29. Integrated Contract, Waiver and Modification. This Contract represents the complete and entire understanding and agreement between the parties hereto with regard to all matters involved in this transaction and supersedes any and all prior or contemporaneous agreements, whether written or oral. No agreements or provisions, unless incorporated herein, shall be binding on either party hereto. This Contract may not be modified or amended nor may any covenant, agreement, condition, requirement, provision, warranty or obligation contained herein be waived, except in writing signed by both parties or, in the event that such modification, amendment or waiver is for the benefit of one of the parties hereto and to the detriment of the other, then the same must be in writing signed by the party to whose detriment the modification, amendment or waiver inures.

      30. Brokerage. Seller and Buyer warrant to the other that no commissions are payable or due to any broker or finder in connection with this Contract or the transaction contemplated herein and each of Seller and Buyer agrees to indemnify, defend and hold the other harmless from and against any commissions or fees or claims for commissions or fees arising under the indemnifying party, which indemnification shall expressly survive the termination of this Contract and the closing of the sale and purchase of the Subject Property contemplated by this Contract.

      31. Joinder of Escrow Agent. Escrow Agent joins in the execution of this Contract for the express purpose of acknowledging receipt of the Earnest Money Deposit lodged with it by Buyer and agreeing to be bound by the provisions herein set forth with respect to the disbursement of the Earnest Money Deposit. Buyer and Seller hereby authorize the payment of said Earnest Money Deposit, with interest earned thereon, by the Escrow Agent in accordance with the terms and provisions set forth in this Contract. In the event, however, that in the discretion of the Escrow Agent there exists some doubt as to how or under what circumstances the Earnest Money Deposit or interest earned thereon shall be disbursed hereunder, and the parties hereto are unable to agree and direct, in writing, as to whom or under what circumstances the Escrow Agent shall disburse the same, Escrow Agent shall be entitled to interplead said earnest money deposit and interest into the Circuit Court of Orange County, Florida, without further liability or responsibility on its part. Costs, expenses and attorneys fees associated with any such interpleader shall be deducted from the amount of the earnest deposit and interest prior to its deposit into the registry of the Court.

      32. Non-Recourse. Notwithstanding anything to the contrary in this Agreement, no constituent partner, shareholder, officer, director or employee of Seller or any trustee, beneficiary or agent of any corporation or trust that is or becomes a constituent partner in Seller, shall be personally liable, directly or indirectly, under or in connection with this Agreement, or any instrument or document otherwise executed in connection with this Agreement, or any amendments or modifications to any of the foregoing made at any time or times, heretofore or hereafter; the recourse of the Buyer and each of its successors and assigns under or in connection with this Agreement and such instruments and certificates, and any such amendments or modifications, shall be limited to the assets of the Seller only, and the Buyer and each of its successors and assignees waives and does hereby waive any such personal liability. As used in this paragraph, a "constituent partner" in Seller shall mean any direct partner in Seller and any person or entity that is a partner in any partnership that, directly or indirectly through one or more other partnerships, is a partner in Seller. The non-recourse limitation contained herein is for the protection of the constituent partners, etc., of Seller and shall not be deemed to limit the effectiveness of the guarantee of Seller's warranties and representations by Arvida/JMB Partners.

      33. Radon. The following notice is incorporated into this Contract pursuant to the requirements of Florida Statutes: "Radon Gas - Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to person who are exposed to it over time. Levels of radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your County Public Health Unit."

      34. Effective Date. The "Effective Date" of this contract shall be the date on which the last of the Buyer or Seller shall have executed this Agreement and is the date which shall be inserted in the blank on the first page hereof.

      35. CONTINGENT UPON BANK APPROVAL. THE PARTIES OBLIGATIONS IN THIS CONTRACT ARE CONTINGENT UPON RECEIVING WRITTEN APPROVAL OF THIS TRANSACTION FROM BANK OF AMERICA WITHIN TEN (10) DAYS OF THE EFFECTIVE DATE (WHICH SHALL BE THE DATE WHEN THE LAST OF BUYER OR SELLER SHALL HAVE EXECUTED THIS DOCUMENT AND COMMUNICATED THE FACT OF SUCH ACCEPTANCE OF EACH AND EVERY TERM HEREOF TO THE OTHER PARTY.

      IN WITNESS WHEREOF, the parties have caused these presents to be executed as of the day and year first above written.

Signed, sealed and delivered in     HEATHROW DEVELOPMENT ASSOCIATES,
the presence of:                    LTD, a Florida limited partnership

                                    By:    ARVIDA/JMB PARTNERS, LTD.-II,
                                           a Delaware limited partnership,
                                           as General Partner

                                    By:    ARVIDA/JMB MANAGERS-11, INC.
                                           a Delaware corporation,
                                           as General Partner
_____________________________
Print Name:__________________

_____________________________       By:    ________________________________
Print Name:__________________
                                    Date:  ________________________________


                                    ROLIHO, INC.
_____________________________
Print Name:__________________

_____________________________
Print Name:__________________       By:    _______________________________
                                           Robert L. Horian, President

                                    Date:  _______________________________


                                    GREENSPOON, MARDER, HIRSCHFELD,
                                      RAFKIN, ROSS & BERGER, P.A.
_____________________________
Print Name:__________________

_____________________________
Print Name:__________________       By:    ________________________________

                                           N. Dwayne Gray, Jr., Esquire


                                                       "ESCROW AGENT"

                                 EXHIBIT "A"

                              LEGAL DESCRIPTION

A tract of land being a portion of Section 12, Township 20 South, Range 29 East, Seminole County, Florida, being more particularly described as follows:

Commence at the Southeast corner of said Section 12; thence S89 degree 51'31"W along the South line of said Section 12, a distance of 1404.21 feet; thence N79 degree 04'02"W along a line 80.00 feet North of and parallel to the centerline of Lake Mary Boulevard (State Road No. S-419) according to Florida State Road Department Right of Way Map, Section 77502-2601, for a distance of 6.1 4 feet to the P.C. of a curve concave Southwesterly and having as its elements a central angle of 04 degree 46'16" and a radius of 4663.75 feet; thence Westerly along the arc of said curve 388.36 feet to the P.T.; thence North 83 degree 50'18"W 65.95 feet to the Point of Beginning. Thence continue N83 degree 50'18"W 854.98 feet to a point intersecting the East right-of-way line of Heathrow Boulevard, as recorded in Plat Book 30, Pages 81 and 82, Public Records of Seminole County, Florida; thence departing said North right-of-way line of Lake Mary Boulevard (State Road No. S-419) run Northerly along the Easterly right-of-way line of said Heathrow Boulevard for the following courses: run N06 degree 10'00"E (N06 degree 10'14"E - plat) for a distance of 39.57 feet to the P.C. of a curve concave Easterly and having as its elements a radius of
110.00 feet and a central angle of 50 degree 19'22"; thence Northerly along the arc of said curve 96.61 feet to the P.R.C. of a curve concave to the Westerly and having as its elements a radius of 150.00 feet and a central angle of 86 degree 04'59"; thence Northerly along the arc of said curve
225.36 feet; thence N17 degree 27'55"W 92.68 feet (N17 degree 30'59"W 92.64 feet - plat) to the beginning of a non tangent curve having as its elements a radius of 15.00 feet, a central angle of 89 degree 39'25" (90 degree - plat) and a tangent bearing of N23 degree 33'06"W; thence Northerly along the arc of said curve 23.47 feet (23.56 feet - plat); thence N23 degree 35'48"W (N23 degree 37'44"W - plat) a distance of 50.00 feet to the beginning of a non tangent curve having as its elements a radius of 25.00 feet, a central angle of 102 degree 59'04" and a tangent bearing of S66 degree 24'12"W; thence Northerly along the arc of said curve 44.94 feet to the P.T.; thence N10 degree 36'44"W (N10 degree 38'40"W - plat) a distance of 114.00 feet; thence departing said plat of Heathrow Boulevard, run S57 degree 36'42"E 108.34 feet; thence N87 degree 11'31"E 86.81 feet; thence N00 degree 28'16"E 54.41 feet; thence N89 degree 59'36"E 251.00 feet; thence due North 160.19 feet; thence S70 degree 10'32"E 943.36 feet; thence S56 degree 54'18"W 173.44 feet to the P.C. of a curve concave Southeasterly having as its elements a radius of 538.95 feet and a central angle of 14 degree 16'02"' thence Southwesterly along the arc of said curve 134.20 feet to the P.R.C. of a curve concave Northerly and having as its elements a radius of 25.00 feet and a central angle of 82 degree 46'02"; thence along the arc of said curve 36.11 feet to the P.T.; thence N54 degree 35'42"W
54.40 feet; thence S35 degree 24'18"W 92.00 feet to the beginning of a non tangent curve having as its elements a radius of 25.00 feet, a central angle of 83 degree 24'08" and a tangent bearing of S54 degree 35'42"E; thence Southerly along the arc of said curve 36.39 feet to the P.R.C. of a curve concave Easterly and having as its elements a radius of 592.95 feet and a central angle of 21 degree 55'26"; thence Southerly along the arc of said curve 226.89 feet to the P.T.; thence S06 degree 53'00"W 38.63 feet to the P.C. of a curve concave Northwesterly and having as its elements a radius of 25.00 feet and a central angle of 89 degree 16' 42"; thence Southerly along the arc of said curve 38.96 feet to the P.T. and Point of Beginning.

LESS:

A tract of land being a portion of Section 12, Township 20 South, Range 29 East, Seminole County, Florida, being more particularly described as follows:

Commence at the Southeast corner of said Section 12; thence S80 degree 51'31" in W along the South line of said Section 12, a distance of 1404.22 feet; thence N79 degree 04'02"W along a line 80.00 feet North of and parallel to the centerline of Lake Mary Boulevard (State Road No. S-419) according to Florida State Road Department Right of Way Map, Section 77502-2601, for a distance of 6.14 feet to the P.C. of a curve concave Southwesterly and having as its elements a central angle of 04 degree 46' 16" in and a radius of 4663.75 feet; thence Westerly along the arc of said curve 388.36 feet to the P.T.; thence N83 degree 50'18" W 730.93 feet to the Point of Beginning. Thence continue N83 degree 50'18" in W 190.00 feet to a point intersecting the East rightof-way line of Heathrow Boulevard, as recorded in Plat Book 30, Pages 81 and 82, Public Records of Seminole County, Florida; thence departing said North right-of-way line of Lake Mary Boulevard (State Road No. S-419) run Northerly along the Easterly right-of-way line of said Heathrow Boulevard for the following courses: run N06 degree 10' 00" in E (N06 degree 10'14" E - plat) for a distance of 39.57 feet to the P.C. of a curve concave Easterly and having as its elements a radius of 110.00 feet and a central angle of 50 degree 19'22"; thence Northerly along the arc of said curve 96.61 feet to the P.R.C. of a curve concave to the Westerly and having as its elements a radius of 150.00 feet and a central angle of 86 degree 04'59"; thence Northerly along the arc of said curve 225.36 feet; thence N17 degree 27'55" W 92.68 feet (N17 degree 30'59" W 92.64 feet - plat) to the beginning of a non tangent curve having as its elements a radius of 15.00 feet, a central angle of 89 degree 39 ft 25 in (90 degree - plat) and a tangent bearing of N23 degree 33'06" W; thence Northerly along the arc of said curve 23.47 feet (23.56 feet - plat); thence N23 degree 35'48"W (N23 degree 37'44"W - plat) a distance of
50.00 feet to the beginning of a nontangent curve having as its elements a radius of 25.00 feet, a central angle of 102 degree 59'04" and a tangent bearing of S66 degree 24'12 "W; thence Northerly along the arc of said curve 44.94 feet to the P.T.; thence N10 degree 36'44"W (N10 degree 38'40"W
- plat) a distance of 114.00 feet; thence departing said plat of Heathrow Boulevard, run S57 degree 36'42"E 108.34 feet; thence N87 degree 11'31"E
86.81 feet; thence N00 degree 28'16"E 54.41 feet; thence N89 degree 59'36"E
214.00 feet; thence S00 degree 00'24"E 160.00 feet; thence S18 degree 45'30"W 282.22 feet; thence N74 degree 38'58"W 137.77 feet; thence S23 degree 30'56"W 167.63 feet; thence S66 degree 21'01"E 76.54 feet; thence S13 degree 43'25"E 49.98 feet to the Point of Beginning.

Containing 12.145 acres, more or less.

                                 EXHIBIT "B"


                       FORM OF TENANT ESTOPPEL LETTER


                              Re:   Lease dated the ____ day of __________,
19___ (the "Lease") between _______________________, as "Landlord/Lessor"
(the "Landlord"), and __________ ___________________, as "Tenant/Lessee"
(the "Tenant"), for the rental of property located at ___________________________________________________ (the "Property")

Gentlemen:

      The undersigned, as Tenant, upon your request in connection with your purchase of the Property, does hereby set forth the terms of the Lease and the following other statements:

      1. That Tenant is in full and exclusive occupancy and possession of the Property under the terms of the Lease.

      2. That all work or other obligations required to be done or performed by Landlord have been satisfactorily completed.

      3. That the Lease has not been modified, altered or amended in any respect and constitutes the entire agreement between Landlord and Tenant.

      4. That the Tenant's interest under the Lease has not been previously assigned or pledged.

      5. That there are no offsets, counterclaims, claims or defaults under the Lease presently existing in favor of Tenant.

      6. That all rent or other sums or charges due and payable under the Lease have been and no rent or other sums or charges due by Tenant to Landlord have been forgiven or prepaid nor has Tenant been granted any discounts, concessions or other credits against the rent or other sums or charges due under the Lease [except for the advance payment of last month's rent, in the amount of $________, which has been paid to Landlord].

      7. [That there is no security deposit held by Landlord under the terms of the Lease.] [That a security deposit in the amount of $________ has been delivered to Landlord or Landlord's agent.]

      8.    That the term of the Lease expires on ________________.

      9. That Tenant has no right or option to purchase the Property, whether by verbal or written agreement, except as expressly set forth in the Lease.

                                           Tenant:

                                           ______________________________

                                           By:   ________________________